As filed with the Securities and Exchange Commission on March 2, 2010

Registration No. 333-159089

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	6021	25-1428528
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Old Courthouse Square

22 North Sixth Street

Indiana, PA 15701

(724) 349-7220

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John J. Dolan

President and Chief Executive Officer

22 North Sixth Street

Indiana, Pennsylvania 15701

(724) 349-7220

(Name, address, including zip code and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $1.00 par value	5,000,000 shares	$8.86	$44,300,000	$2,472	(3)
(1)	Pursuant to Rule 416(a), this registration statement covers such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The proposed maximum offering price per share is based upon the average of the high and low reported sales prices of the registrant’s common stock on the New York Stock Exchange on May 5, 2009.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE: This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-159089) is being filed for the purpose of amending the registration statement to reflect that the registrant is no longer a well-known seasoned issuer (as defined in Rule 405 of the Securities Act of 1933, as amended) because the worldwide market value of its outstanding voting and non-voting common equity held by non-affiliates was less than $700 million as of its most recent determination date.

PROSPECTUS

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

We are pleased to offer the First Commonwealth Dividend Reinvestment and Direct Stock Purchase Plan to provide both existing shareholders and interested new investors a convenient and cost-effective way to purchase shares of our common stock. You may begin participating in our plan at any time by completing a plan enrollment form and returning it to our plan administrator or by enrolling online through the administrator’s Internet site. Our common stock is listed on the New York Stock Exchange under the symbol “FCF.” If you are currently participating in our plan, you do not need to take any action.

If you are a registered shareholder, you can participate in our plan by either making a cash investment of between $50 and $10,000 or enrolling your shares of our common stock in our plan. If you are not currently a registered shareholder, you may enroll in our plan by making an initial cash purchase of our common stock of between $500 and $10,000.

Once enrolled in our plan, you may purchase additional shares of common stock by automatically reinvesting all or any portion of the cash dividends paid on our common stock. You may also purchase additional shares of common stock by making optional cash purchases of between $50 and $10,000 at any one time. The maximum amount that you may invest in the plan in any calendar year through optional cash purchases is $120,000, unless we grant a waiver of this limit.

Your purchase of shares of our common stock will be free of brokerage fees, commissions or charges. We will bear all expenses for any open market purchases.

Under our plan, we may sell newly issued shares or shares held in treasury or instruct our plan administrator to purchase shares in the open market or privately negotiated transactions, or elect a combination of these alternatives. The purchase price of any shares purchased directly from us under our plan will be the average of the high and low trading prices for our common stock quoted on the New York Stock Exchange on the day of purchase. The purchase price of any shares purchased on the open market will be the weighted average price per share for the purchase order in which the shares are purchased. A 5% discount is applied to the purchase price of shares purchased with reinvested dividends. This discount does not apply to shares purchased with initial and optional cash investments.

Participation in our plan is entirely voluntary, and you may terminate your participation at any time. If you do not choose to participate in our plan, you will continue to receive cash dividends, as declared, in the usual manner.

In reviewing this prospectus, you should carefully consider the matters described under “Risk Factors” in Item  1A of our most recent Annual Report on Form 10-K. See “Where You Can Find More Information” on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of our common stock are not savings accounts, deposits or other obligations of a bank, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in our common stock involves investment risk, including possible loss of principal.

The date of this Prospectus is March 2, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to shares of our common stock that will be purchased for the accounts of participants in the First Commonwealth Dividend Reinvestment and Direct Stock Purchase Plan. This prospectus describes and constitutes the terms of the plan. In deciding whether to participate in the plan, you should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not authorized any person to provide you with other or different information. If anyone provides you with different or inconsistent information, you should not rely on it.

Unless the context suggests otherwise, the terms “FCF,” “we,” “our” and “us” refer to First Commonwealth Financial Corporation. The terms “stock” and “shares” refer to our common stock. The term “plan” refers to the First Commonwealth Dividend Reinvestment and Direct Stock Purchase Plan. The terms “you” and “your” refer to a participant or prospective participant in the plan.

ABOUT FIRST COMMONWEALTH

First Commonwealth Financial Corporation is a registered bank holding company headquartered in Indiana, Pennsylvania. We provide a diversified array of consumer and commercial banking services through our bank subsidiary, First Commonwealth Bank. We also provide trust and wealth management services and offer insurance products through First Commonwealth Bank and our other direct or indirect subsidiaries. At December 31, 2009, we had total assets of $6.4 billion, total loans of $4.6 billion, total deposits of $4.5 billion and shareholders’ equity of $638.8 million.

First Commonwealth Bank is a Pennsylvania bank and trust company and is the fifth largest banking institution headquartered in Pennsylvania. At December 31, 2009, First Commonwealth Bank operated 115 community banking offices throughout western Pennsylvania and three loan production offices in downtown Pittsburgh, State College and Canonsburg, Pennsylvania.

Our principal executive office is located at 22 North Sixth Street, Indiana, Pennsylvania 15701, and our telephone number is (724) 349-7220. Our common stock is listed for trading on the New York Stock Exchange under the symbol “FCF.”

TERMS AND CONDITIONS OF THE PLAN

Our Dividend Reinvestment and Direct Stock Purchase Plan (which we refer to as the “plan”), provides both existing record holders of our common stock and interested new investors a means to purchase shares of common stock by automatically reinvesting all or part of their cash dividends and by making optional cash payments. The following are the terms and conditions of this plan.

Administrator of the Plan

We have appointed the Bank of New York Mellon, together with its affiliate and the transfer agent for our common stock, BNY Mellon Shareowner Services (collectively, the “Administrator”), to administer our plan. The Administrator will hold shares for plan participants, keep records, mail statements, arrange for the purchase and sale of shares for plan participants as described below, and perform other duties required by our plan.

You may contact the Administrator at the following address and telephone number:

BNY Mellon Shareowner Services

P.O. Box 358035

Pittsburgh, PA 15252-8035

1-866-203-5173

You may also access your account information, enroll and perform certain transactions through the Administrator’s Internet site, http://www.bnymellon.com/shareowner/isd.

Enrollment

If you meet the requirements outlined below, you are eligible to participate in our plan, whether or not you presently own any shares of our common stock. If you live outside the United States, you should determine whether there are any governmental regulations that would prohibit your participation in our plan.

If you do not currently own any shares of our common stock, you can join our plan by making an initial investment of between $500 and $10,000. You can join our plan by returning a completed enrollment form to the Administrator along with your check payable to “BNY Mellon/First Commonwealth,” or by enrolling online at http://www.bnymellon.com/shareowner/isd. The Administrator will arrange for a broker to purchase shares for your account in the open market or will purchase shares directly from us, and we will pay any trading fees for you with respect to such purchases. You will not receive any interest on amounts held pending investment. See “Purchase of Shares Through the Plan” on page 5 and “Broker Transactions” on page 7.

If you already own shares of our common stock and the shares are registered in your name, you may join our plan online at http://www.bnymellon.com/shareowner or by returning a completed enrollment form to the Administrator and either making a cash investment of between $50 and $10,000 and/or enrolling all or any portion of your shares of our common stock in our plan.

If you already own shares of our common stock and the shares are held in “street name” through a brokerage, bank or other intermediary account, you may be able to arrange for your shares of our common stock to be included in our plan. You should consult directly with the entity holding your shares to determine the manner in which that entity is able to include your shares in our plan. If this inclusion is not possible, you will need to request that the entity holding your shares arrange to have some or all of your stock registered in your name. Once you have received notification that your shares have been transferred, you may enroll in the plan as described above.

Investment Options

Once enrolled in our plan, you may acquire additional shares of our common stock through the plan through dividend reinvestments and optional cash purchases, as described below.

Dividend Reinvestment

You may choose to reinvest all or a portion of the cash dividends paid on the shares in your plan account toward the purchase of additional shares of our common stock. You may change your dividend reinvestment election at any time by notifying the Administrator. For a particular dividend to be reinvested, your notification must be received prior to the record date for that dividend (the record date is normally two weeks prior to the dividend payment date).

If you elect to reinvest your dividends, you may choose to reinvest all of your cash dividends or a portion of your cash dividends. If you choose to reinvest less than all of your dividends, you must elect on our plan enrollment form to reinvest dividends based on the number of whole shares you specify, and receive a cash dividend payment on all remaining shares. This option allows you to receive an increasing amount of cash each quarter, assuming that the dividend paid by us remains the same for each quarter.

You may have all of your cash dividends remitted to you by check, via U.S. Mail, or by automatic deposit to your bank account. Please contact the Administrator to establish automatic deposit of dividends.

We currently offer a 5% discount on the purchase price of shares purchased through the plan with reinvested dividends. This discount applies only to shares purchased with reinvested dividends and not to shares purchased with initial or optional cash investments or any other shares purchased under the plan. We may change, suspend or terminate this discount at any time. The difference between the purchase price of shares purchased for your account as determined in accordance with the preceding paragraphs and the discounted purchase price is generally taxable to you. See “U.S. Federal Income Tax Information” on page 11.

Optional Cash Investments

You can make your initial purchase of shares of our common stock to enroll in our plan or purchase additional shares of our common stock by using our plan’s optional cash investment feature and completing the appropriate part of the enrollment form. Following your initial purchase of plan shares, you may make additional investments of between $50 and $10,000 at any one time, up to $120,000 per calendar year. We may grant waivers of the transaction and calendar year investment limitations in our discretion. See “Waiver for Optional Cash Investments in Excess of Plan Limits” on page 4. Interest will not be paid on amounts held pending investment.

You may make your optional cash investments by either of the following methods:

•

By Automatic Withdrawal from your Bank Account. If you wish to make regular purchases, you may authorize an automatic withdrawal from your U.S. bank account by completing the appropriate part of the enrollment form. This feature enables you to make ongoing investments without writing a check. You may elect to have funds of between $50 and $10,000 automatically deducted from your account on a monthly basis. Currently, all such withdrawals are made on the 25th day of each month (or on the preceding business day if the 25th is not a business day). Please allow four to six weeks for the first automatic withdrawal to be initiated. You must notify the Administrator in writing to change or terminate automatic withdrawal.

•

By Check. You may make optional cash purchases at any time by sending a personal check in the amount of between $50 and $10,000 drawn on a U.S. bank and payable in U.S. dollars to the Administrator. Optional cash purchases must be in U.S. dollars, and checks must be drawn on a U.S. bank. Do not send cash. To facilitate processing of your purchase order, please use the transaction stub located on the bottom of your statement. Mail your payment and transaction stub to the address specified on the statement. You may not sell or withdraw shares purchased by check for a period of 14 days from the date the Administrator receives your check.

Waiver for Optional Cash Investments in Excess of Plan Limits

Upon receipt of a written waiver form from an investor, we will consider waiving the maximum investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, prevailing market prices of our common stock and other securities, and general economic and market conditions. Shares purchased in excess of the plan maximum investment amount will be priced as follows:

•

Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one (1) to fifteen (15) separate days during which trading of our common stock is reported on the New York Stock Exchange. Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable discount), rounded to four decimal places, of our common stock as reported by the New York Stock Exchange only for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for that investment date. Funds for such investments must be received by the Administrator not later than the business day before the first day of the pricing period.

•

We may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to four decimal places, of our common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver request.

•

If we decide to establish a threshold price for a particular pricing period, the threshold price for any investments made pursuant to a request for waiver will be a stated dollar amount that the volume-weighted average price, rounded to four decimal places, of our common stock, as reported by the New York Stock Exchange for each trading day in the relevant pricing period, must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.

•

We will only establish a threshold price if shares will be purchased directly from us in connection with the relevant pricing period (please see first bullet above). If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price and refund that day’s proportional investment amount. For example, if the threshold price is not met for two (2) of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

•	Neither we nor the Administrator are required to notify you that a threshold price has been established for any pricing period.

•

We may elect to activate for any particular pricing period a pricing period extension feature which will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five (5) trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is ten (10) days, and the threshold price is not satisfied for three (3) out of those ten (10) days in the initial pricing period, and we had previously announced in the bid-waiver form that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three (3) trading days (or a subset thereof), then those three (3) days (or subset thereof) will become investment dates in lieu of the three (3) days on which the threshold price was not met. As a result, because there were ten (10) trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

•

Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three (3) business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three (3) business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant requests for waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. The purchase price of shares acquired on each investment date will be equal to the volume-weighted average price as reported by the New York Stock Exchange rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment dates’ purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

•

We may establish a waiver discount for shares that are purchased directly from us pursuant to a waiver request. This waiver discount, if any, will range from 0% to 10% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the plan, the attractiveness of obtaining additional funds through the sale of our common shares as compared to other sources of funds, and our need for additional funds. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash purchases and initial investments in excess of $120,000. The waiver discount, if any, will apply to the entire optional cash purchase or initial investment made pursuant to a waiver and not just the portion in excess of $120,000.

•

You may request a waiver of the investment limitation and obtain information regarding the current threshold price and maximum waiver discount, if any, by contacting the Administrator at (201) 680-5300 or waivers@bnymellon.com.

Purchase of Shares Through the Plan

The Administrator will arrange to acquire shares needed to effect purchases under our plan either by using a broker that is not affiliated with us to effect such purchases in open market transactions or by purchasing the shares directly from First Commonwealth.

Pricing of Shares Purchased in the Open Market. For any plan shares purchased in the open market, your per share purchase price will be the weighted average price paid for all shares comprising our plan purchase order that included your shares. The broker will use its discretion to execute purchase orders in open market transactions so as to achieve “best execution” for each aggregate plan order. For this purpose, the broker may fill each aggregate plan order in more than one trade or on more than one day. We will pay on your behalf commissions and other fees incurred by our plan for such purchases.

Pricing of Shares Purchased Directly from Us. For any plan shares purchased directly from us, your purchase price per share will be the average of the high and low trading prices of our common stock quoted on the New York Stock Exchange on the day the shares are purchased. For quarterly reinvestment of dividends, your price per share will be the average of the high and low trading prices of our common stock quoted on the New York Stock Exchange on the dividend payment date. If our common stock does not trade on the New York Stock Exchange on the day on which the shares are to be priced, then we will determine the price per share on the basis of such market quotations as we consider appropriate. A different pricing formula will be applied in the case of shares purchased pursuant to a waiver of the investment limitation. See “Waiver for Optional Cash Investments in Excess of Plan Limits” on page 4.

Dividend funds will be invested beginning on the dividend payment date, customarily on or about the 15th day of February, May, August and November. Optional and first time cash investments will be invested monthly, generally on the last business day of each month and the funds must be received by Administrator by 12:00 noon on the business day prior to the investment date in order to purchase shares for that monthly investment. No interest will be paid on funds held by the Administrator pending investment.

Sale of Shares Held Under the Plan

You may sell any number of shares held in your plan account in either of two ways. First, you may request certificates for your shares and arrange for the sale of the shares through a broker-dealer of your choice. Alternatively, if we elect to participate in the Direct Registration System, or DRS, shares may be moved electronically from the Administrator to your broker-dealer. See “Issuance of Certificates” on page 8. Second, you may request that the Administrator arrange for the sale of your shares in open market transactions. See “Broker Transactions” on page 7. Sales arranged by the Administrator are generally executed daily. Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day. The selling price will not be known until the sale is complete. For any sale of your plan shares through the Administrator, you will receive your portion of the proceeds of the sale less a sales transaction fee and applicable brokerage commission, and any required tax withholdings. See “Plan Service Fees” on page 9. The Administrator may require written instructions and applicable documentation to process the sale or withdrawal of shares held in a trust or other fiduciary capacity.

Timing and Market Risk

Because the Administrator will purchase or sell the shares on behalf of our plan, you will not have the authority or power to control the timing or pricing of these transactions. Therefore, you will bear the market risk associated with fluctuations in the price of our common stock. In other words, when you send in funds to purchase or a request to sell shares, the market price of our common stock may go down or up between the time you send in your order and the time your transaction is completed.

Broker Transactions

At our discretion, purchases and sales of shares of our common stock for plan participants will be made either through a direct purchase from, or sale to, us or by a broker appointed by the Administrator, which broker may be an affiliate of the Administrator.

When the Administrator purchases or sells shares for the accounts of plan participants through a broker, the broker will purchase or sell all such shares in open market transactions. Neither we nor the Administrator nor any of our other affiliates may exercise any control over any of the following aspects of transactions effected through a broker:

•

the number of shares to be purchased or sold for our plan by the broker, which number will be determined by the broker based on the number of shares required to fund dividend reinvestment for participants or optional cash purchases by plan participants since the most recent purchase of shares by the broker for plan participants or otherwise to complete sale orders requested by the Administrator;

•	the price at which shares are purchased or sold;

•

the timing of purchases or sales, except for our plan provisions requiring purchases or sales to occur at least weekly or, in the case of purchases to fund dividend reinvestment, on each dividend date;

•	the manner in which shares are purchased; or

•	the selection of any broker or dealer, other than the broker, through which purchases or sales may be effected.

Safekeeping of Your Stock Certificates and Book Entry

Shares of our common stock purchased for your account under our plan will be maintained in your plan account in “book entry form.” This means you will not receive a stock certificate; rather a record of your ownership position will be maintained by computer or other electronic media. Certificates for shares held in book entry form under our plan will be issued only upon written request to Administrator. See “Issuance of Certificates” on page 8. You will receive a quarterly statement detailing the status of your holdings. For more information, see “Tracking Your Investments” on page 9.

In addition, you may use the plan’s safekeeping service (book entry form) to deposit your existing First Commonwealth common stock certificates at no cost. Safekeeping is beneficial because you greatly reduce the risk and cost associated with the loss, theft or destruction of your stock certificates.

To use the plan’s safekeeping service, send your certificates to the Administrator by registered mail with written instructions to deposit them in safekeeping. Do not endorse the certificate or complete the assignment section. Please note that you will bear the full risk of loss in the event your certificates are lost prior to receipt by the Administrator.

Gifts or Transfers of Shares to Another Person’s Plan Account

You can give or transfer shares held under your account under our plan to another person’s plan account by any of the following methods:

•

making an initial cash investment of between $500 and $10,000 or transfer all or any portion of your shares of our common stock from your plan account to a plan account established in the recipient’s name;

•	submitting an optional cash investment on behalf of an existing participant in our plan in an amount between $50 and $10,000 per investment, and not exceeding $120,000 per calendar year.

The transfer of plan shares to another person’s plan account is subject to compliance with any applicable laws. To effect such a transfer, you must execute a stock assignment form, have your signature guaranteed by a financial institution participating in the Medallion Guarantee Program and return the stock assignment form to the Administrator. The Medallion Guarantee Program ensures that the individual signing the certificate or initiating the instruction is in fact the registered owner of the shares. You may obtain a stock assignment form from the Administrator. If the person to whom the shares are gifted or transferred is not a plan participant, the Administrator will open an account for the person and enroll him or her in our plan upon receipt of a completed enrollment form.

You may not pledge or grant a security interest in plan shares unless certificates representing the shares have been issued to you by the Administrator.

If you need additional assistance, please call the Administrator at 1-866-203-5173.

Issuance of Certificates

You can withdraw all or some of the shares from your plan account by notifying the Administrator in writing or by accessing your account through the Administrator’s Internet site. Certificates will be issued for whole shares only. In the event your request involves withdrawal of a fractional share, a check for the value of the fractional share as of the date of certification, less any applicable fees, will be mailed to you. You should receive your certificate and any accompanying check within two to three weeks of receipt of your request.

Certificates will be issued in the name(s) in which the account is registered unless otherwise instructed. If the certificate is issued in a name other than the name(s) in which your plan account is registered, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee Program, as described under the subheading entitled “Gifts or Transfers of Shares to Another Person’s Plan Account” on page 7.

Plan Service Fees

The following plan service fees are subject to change from time to time by the Administrator. When a fee is assessed, the Administrator will deduct the applicable transaction and/or trading fees from either cash being held pending investment or proceeds from a sale.

Enrollment Fee
- One time set-up fee of $7.50 per account	Paid by Participant (does not apply to existing registered shareholders)

Purchase of Shares
(including initial or optional cash investments and reinvestment of dividends) - Transaction fee - Trading fees	Paid by First Commonwealth Paid by First Commonwealth

Sale of Shares
- Transaction fee, $10 per transaction - Trading fees, $0.10 per share	Paid by Participant Paid by Participant

Deposit of Certificates	No Charge

Certificate Withdrawal	No Charge

Book Entry Transfers	No Charge

Transaction Statement Request
- Current year statements - Prior years, $20 per request per year	No Charge Paid by Participant

Insufficient Funds Assessments. A fee will be assessed for any check that is returned or any electronic funds transfer that fails due to insufficient funds, stop pay order, closed account or due to other failure. By enrolling in our plan, you agree that in the event the Administrator purchases shares on your behalf and your payment for the shares fails due to insufficient funds, stop pay order, closed account or other failure, the Administrator may sell any shares held in your plan account in an open market transaction in order to collect the insufficient funds assessment and to recover any transaction costs and losses incurred by the Administrator in purchasing the shares.

Tracking Your Investments

Participants whose account has activity, including dividend reinvestment, purchase or sale of shares or withdrawal of shares, will receive a statement. The statements will list information as to all transactions, including shares purchased, sold, deposited or transferred year-to-date plus applicable purchase and sale prices and aggregate shares owned in our plan. Additionally, as soon as practicable following a gift, transfer or withdrawal of shares, you will receive a detailed confirmation of the transaction. You may also view your account balance and transaction history through the Administrator’s Internet address: http://www.bnymellon.com/shareowner/isd.

You are responsible for maintaining your own record of the cost basis of the certificated shares deposited with the Administrator or purchased through our plan. Accordingly, we urge you to retain your account statements to establish the cost basis of shares purchased under our plan for income tax and other purposes. See “U.S. Federal Income Tax Information” on page 11.

You should notify the Administrator promptly in writing of any change in your name or address since the Administrator will mail all notices, account statements and reports to you at your address of record.

Stock Splits, Stock Dividends and Other Distributions

In the event we pay dividends in shares of our common stock, or if we distribute our common stock in connection with any stock split or similar transaction, your plan account will be adjusted to reflect the receipt of our common stock so paid or distributed.

Voting of Proxies

Prior to any meeting of our shareholders, we will provide to you proxy materials, including a proxy card, which will allow you to vote by proxy all of the shares for which you hold certificates and the shares, whole and fractional, held in your plan account.

Limitation of Liability

Neither we nor the Administrator nor any broker appointed to effect purchases or sales under our plan will be liable for any act or for any omission to act except in the case of willful misconduct or gross negligence. This includes, without limitation, any claims of liability for:

•	the prices at which or dates on which any plan transactions take place; or

•	any fluctuation in the market value of our common stock before or after your sale or purchase order to the Administrator is completed.

Neither we nor the Administrator can assure you a profit or protect you against a loss on the shares you purchase or sell under our plan.

Plan Modification or Termination

We reserve the right to change any administrative procedures of our plan at any time. We also reserve the right to amend, modify, suspend or terminate our plan at any time. You will receive notification of any such suspension, material modification or termination. We and the Administrator also reserve the right to change any administrative procedures of the plan (including fees and expenses) at any time without notice to you, and any such changes will not be deemed material modifications to the plan.

Change of Eligibility; Termination of Participation

We reserve the right to deny, suspend or terminate your participation in our plan if we determine, in our sole discretion, that you are using our plan for purposes inconsistent with the intended purpose of our plan. In such event, the Administrator will notify you in writing and will continue to safekeep your shares but will no longer accept cash investments or reinvest your dividends. The Administrator will issue to you upon written request a stock certificate evidencing your plan shares.

U.S. FEDERAL INCOME TAX INFORMATION

If you receive shares that are issued directly by us through reinvestment of dividends under our plan, you will be treated as receiving a distribution equal to the fair market value of such shares, calculated as of the date when the shares are credited to your account, plus the amount of the purchase price discount, if any. If you receive shares that were purchased in the open market, you will be treated as receiving a distribution equal to the amount of the cash dividend that you could have received if you had not participated in our plan, plus the amount of the purchase price discount, if any. For example, if dividends of $97 are reinvested under the plan to acquire shares of our common stock with a fair market value of $100, the amount of the taxable dividend will be $100. You will receive an annual statement (IRS Form 1099-DIV) from the Administrator indicating the amount of dividend income reported to the Internal Revenue Service.

We will pay on your behalf all trading fees for shares purchased under the plan, but those payments will constitute income to you for income tax purposes. See “Purchase of Shares Through the Plan” on page 5.

Your tax basis of shares purchased with reinvested dividends will be equal to the amount of the distribution you are treated as receiving. If you acquire shares with optional cash payments, the tax basis of shares purchased with optional cash payments will be equal to the amount of the optional payment that you made. See “Investment Options — Optional Cash Investments” on page 3.

You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your account or the withdrawal of whole shares from your account. You will, however, generally realize gain or loss upon the receipt of cash for a fractional share credited to your account. You will also realize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares (generally, the amount you paid for the shares plus any discount or allocable brokerage commissions or processing fees paid by us). In order to determine the tax basis for shares in your account, you should retain all account statements.

The holding period for common stock purchased through dividend reinvestment or optional cash payments begins on the date following the day on which the shares are credited to your account.

Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the plan. Dividends paid on shares in accounts, and the proceeds of any sale of shares, may be subject to the “backup withholding” provisions of the Internal Revenue Code. If you fail to furnish a properly completed IRS Form W-9 or its equivalent, or unless you are exempt from the withholding requirements of the Internal Revenue Code, then the Administrator must withhold applicable taxes from the amount of dividends, the proceeds of the sale of a fractional share and the proceeds of any sale of whole shares.

You should consult your tax advisor regarding the tax consequences of account transactions.

USE OF PROCEEDS

We do not know the number of shares of common stock that ultimately will be purchased through the plan, the prices at which the shares will be sold, or the amount of proceeds that we will receive pursuant to the offer and sale of shares under the plan. We will only receive proceeds from the purchase of common stock pursuant to the plan to the extent that such purchases are made directly from us and not through open market purchases or privately-negotiated transactions. The proceeds from the sale of common stock purchased directly from us pursuant to the plan will be used for general corporate purposes, including investments in, or extensions of credit to, our subsidiaries.

PLAN OF DISTRIBUTION

The Administrator will arrange to acquire shares needed to effect purchases under our plan, including both shares purchased upon reinvestment of dividends and shares purchased with optional cash payments, either by using the broker to effect such purchases in ordinary, open market transactions, or by purchasing the shares directly from us. Our only efforts to solicit purchases under our plan will be to mail this prospectus to our shareholders and respond to any requests made by our shareholders or others regarding participation in our plan.

DESCRIPTION OF CAPITAL STOCK

The following information outlines some of the provisions in our articles of incorporation, bylaws and the Pennsylvania Business Corporation Law (the “PBCL”). This information is qualified in all respects by reference to the provisions of First Commonwealth’s articles of incorporation, bylaws and the PBCL.

Capitalization

The authorized capital stock of First Commonwealth consists of 200,000,000 shares of common stock, $1.00 par value, of which 86,600,431 shares were issued, 85,151,875 shares were outstanding and 1,448,556 shares were held in treasury as of December 31, 2009, and 3,000,000 shares of preferred stock, $1.00 par value, of which no shares are issued or outstanding.

Common Stock

Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. Holders of our common stock are entitled to one vote per share on all matters requiring shareholder action, including but not limited to, the election of directors. Holders of our common stock are not entitled to cumulate their votes for the election of directors.

The holders of our common stock are entitled to receive dividends out of funds legally available for distribution as and when declared by our board of directors, subject to any restrictions imposed by federal regulators and the payment of any preferential amounts to which any class of preferred stock may be entitled. Upon liquidation, dissolution or winding up of First Commonwealth, holders of our common stock will be entitled to share ratably all assets remaining after the payment of our liabilities and of preferential amounts to which any preferred stock may be entitled.

The holders of our common stock have no preemptive or other subscription rights. Our common stock is not subject to call or redemption, and, upon receipt by us of the full purchase price therefor, each share of our common stock will be fully paid and non-assessable.

Preferred Stock

Our articles of incorporation currently authorize us to issue up to 3,000,000 shares of preferred stock. Our board of directors has broad authority to designate and establish the terms of one or more series of preferred stock. Among other matters, the board is authorized to establish rights, preferences and privileges of each such series and any restrictions thereon. Our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into our common stock or other securities of First Commonwealth. The holders of any class or series of our preferred stock also may have the right to vote separately as a class or series under the terms of the class or series as hereafter fixed by the board or otherwise required by Pennsylvania law. Under certain circumstances, the issuance of shares of preferred stock, or merely the existing authorization of the board of directors to issue shares of preferred stock, may tend to discourage or impede a merger or other change in control of us.

Certain Anti-Takeover Provisions

Certain provisions of our articles of incorporation and bylaws and certain provisions of the PBCL may have the effect of deterring or discouraging, among other things, a hostile tender offer for our stock, a proxy contest for control of us, the assumption of control of us by a holder of a large block of our stock or the removal of our management, even if such actions may be deemed advantageous to our shareholders. These provisions are summarized below.

Authority to Oppose Unsolicited Offers. Our articles of incorporation authorize the board of directors to take defensive actions to oppose a tender offer or other offer for our securities if the board determines that the offer should be rejected. In determining whether to reject an offer, the board is authorized to consider the offer price, the ability to obtain a more favorable price in the future, the impact of an acquisition on our employees and customers and the communities in which they serve, the reputation and business practices of the offeror and its management, the value of the securities which are offered in exchange for our securities, and any antitrust or regulatory issues that are raised by the offer. If our board determines that the offer should be rejected, it is authorized to take any lawful action against the offer, including advising shareholders to reject the offer, commencing litigation against the offeror, acquiring or selling our securities or granting options to purchase our securities, acquiring another company and seeking a more favorable offer from another party.

Control Share Acquisitions. Pennsylvania law regarding control share acquisitions relates to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33 1/3% and 50% of the voting power of a corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders at a meeting or until they have been transferred to a person who does not thereby also become the holder of a control share acquisition.

The holder of a control share acquisition may wait until the next annual or special meeting after the acquisition took place to submit the question of the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired. Two shareholders’ votes are required to approve the restoration of voting rights. First, the approval of an absolute majority of all voting power must be obtained. All voting shares are entitled to participate in this vote. Second, the approval of an absolute majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation, if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Business Combination Transactions with Interested Shareholders. Pennsylvania law regarding business combination transactions with interested shareholders provides that a person who acquires the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors becomes an “interested shareholder.” A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•

the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•

the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates or (ii) the merger is approved at a shareholders’ meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. Pennsylvania law regarding the ability of shareholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each shareholder of record. The other shareholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

INDEMNIFICATION

Our directors and officers are entitled to indemnification as expressly permitted by the provisions of the PBCL and our bylaws. We have purchased a liability insurance policy for our directors and officers which, subject to limitations set forth in the insurance policy, indemnifies them for certain liabilities which they, or any one of them, may incur in connection with the performance of duties in their official capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers, or controlling persons of First Commonwealth pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL OPINION

The validity of the shares of First Commonwealth common stock offered pursuant to this prospectus has been passed upon for First Commonwealth by Matthew C. Tomb, Senior Vice President and corporate legal counsel for First Commonwealth Financial Corporation.

EXPERTS

The consolidated financial statements of First Commonwealth Financial Corporation and subsidiaries appearing in First Commonwealth Financial Corporation’s 2009 Annual Report on Form 10-K as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, have been audited by KPMG LLP, an independent registered public accounting firm, and have been incorporated by reference herein in reliance upon the reports of such firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. As discussed in Note 2 to the consolidated financial statements First Commonwealth Financial Corporation changed its methods of accounting for other-than-temporary impairments in 2009.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be updated automatically and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed, except that we are not incorporating by reference any document or information that is only “furnished” to the SEC or that is otherwise not deemed to be filed with the SEC under those sections.

•	Our Annual Report on Form 10-K for the year ended December 31, 2009.
•	Current Reports on Form 8-K filed January 28, 2010; and
•	The description of First Commonwealth Financial Corporation common stock set forth in the registration statement on Form 8-A filed on May 8, 1992.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses payable by the Registrant in connection with the securities being registered hereby.

Registration fee	$2,472
Legal fees and expenses	$0
Accounting fees and expenses	$10,000	*
Printing and postage expenses	$10,000	*

Total:	$22,472

* Estimate

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Indemnification under the Registrant’s Bylaws. The Bylaws of First Commonwealth Financial Corporation (the “Company”) require the Company to indemnify its directors and officers against expenses and liabilities to the fullest extent permitted by law. Any director or officer who is made, or threatened to be made, a party to any claim, action, suit or proceeding by reason of such person being or having been a director or officer of the Company or a subsidiary of the Company, or by reason of the fact that such person is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of another corporation or entity, will be entitled to indemnification. The Bylaws further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled under the Bylaws, any agreement, charter provision, vote of shareholders or directors, or otherwise.

Indemnification under Pennsylvania Corporate Law. The PBCL authorizes indemnification of a director or officer against expenses and liabilities if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification may be made only upon a determination that indemnification of the director or officer is proper under the circumstances because the director or officer has met this standard of care.

The determination may be made:

(1) by the board of directors of the Company by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

(2) if such a quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) by the Company’s shareholders.

Notwithstanding the above, to the extent that a director or officer has been successful on the merits or otherwise in defense of any action or proceeding, or in defense of any claim, issue or matter in any such action or proceeding, such person is entitled to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by in connection with the action or proceeding.

Limitation of Liability under the Company’s Bylaws. The Company’s Bylaws provide that no director or officer of the Company will be liable by reason of having been a director or officer of the Company if the person performs his or her duties in good faith and in a manner reasonably believed to be in the best interests of the Registrant. This standard will be satisfied if the person acted without self-dealing, willful misconduct or recklessness.

Directors’ and Officers’ Liability Insurance. The Company maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, within the limits and subject to the limitations of the policies, and the Company pays all premiums and expenses relating to this coverage.

ITEM 16.	EXHIBITS.

Exhibit No.	Description
4.1	First Commonwealth Dividend Reinvestment and Direct Stock Purchase Plan (contained in the Prospectus)

5.1	Opinion of Corporate Legal Counsel

23.1	Consent of KPMG LLP

23.2	Consent of Corporate Legal Counsel (included as part of Exhibit 5.1)

24.1	Power of Attorney*

*Previously filed.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the “Securities Act”);

(2) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1), (2) and (3) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (as amended, and together with the rules and regulations thereunder, the “Securities Exchange Act”) that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That for purposes of determining liability under the Securities Act to any purchaser:

(1) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Borough of Indiana, Commonwealth of Pennsylvania, on March 2, 2010.

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ John J. Dolan
Name: Title:	John J. Dolan President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ John J. Dolan John J. Dolan	President, Chief Executive Officer and Director (Principal Executive Officer)	March 2, 2010

/s/ Robert E. Rout Robert E. Rout	Executive Vice President / Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 2, 2010

* Julie A. Caponi	Director	March 2, 2010

* Ray T. Charley	Director	March 2, 2010

* Julia E. Trimarchi Cuccaro	Director	March 2, 2010

* David S. Dahlmann	Director	March 2, 2010

* Johnston A. Glass	Director	March 2, 2010

* Dale P. Latimer	Director	March 2, 2010

* James W. Newill	Director	March 2, 2010

* Laurie S. Singer	Director	March 2, 2010

Signature	Capacity	Date

* David R. Tomb, Jr.	Director	March 2, 2010

* Robert A. Ventura	Director	March 2, 2010

*       The undersigned, acting pursuant to a power of attorney, has signed this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 for and on behalf of the persons indicated above as such persons’ true and lawful attorney-in-fact and in their names, places and stead, in the capacities indicated above and on the date indicated below.

/s/ John J. Dolan
John J. Dolan, attorney-in-fact

EXHIBITS

Exhibit No.	Description

4.1	First Commonwealth Dividend Reinvestment and Direct Stock Purchase Plan (contained in the Prospectus)

5.1	Opinion of Corporate Legal Counsel

23.1	Consent of KPMG LLP

23.2	Consent of Corporate Legal Counsel (included as part of Exhibit 5.1)

24.1	Power of Attorney*

*Previously filed.